Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-153925, 333-154364, 333-215774, 333-222840, 333-262303, 333-269360, 333-284901 and 333-276673 on Form S-8 and Registration Statement No. 333-284214 on Form S-3 of our reports dated November 25, 2025, relating to the consolidated financial statements of The Scotts Miracle-Gro Company and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2025.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
November 25, 2025